Exhibit 16.1
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July 31, 1997

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen,

We have read the statements made by IGI, Inc., (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of July 1997. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

Coopers & Lybrand L.L.P.